                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Hudson City Bancorp, Inc.:

            NAME                             STATE OF INCORPORATION
____________________________         _____________________________________
 Hudson City Savings Bank                           New Jersey

The following is a list of the subsidiaries of Hudson City Savings Bank:

            NAME                              STATE OF INCORPORATION
____________________________          ____________________________________
Hudson City Preferred Funding Corp.                  Delaware